Exhibit 10.19
Infinera Corporation
Executive Severance Policy
As approved by the Compensation Committee of the Board of Directors of Infinera Corporation (the “Company”), effective September 11, 2013, the Company shall pay severance to the individuals with the career levels listed below, using the base salary multiples and COBRA premiums set forth opposite such individual’s career level definition, in the event of the termination by the Company of such individual, subject to such individual entering into and not revoking a release of claims in favor of the Company:

Career Level Definition	Base Salary Multiple	COBRA Premiums
Chief Executive Officer	1.5	18 Months
President, Executive Vice President or Senior Vice President, who is designated as a Section 16 Officer	1.0	12 Months
Senior Vice President, who is not designated as a Section 16 Officer	0.5	6 Months
If an individual’s employment with the Company is less than one year, the amount of severance payable to such individual shall be equal to the lesser of (x) the salary paid to such individual during his or her period of employment, or (y) the severance amount calculated by using the base salary multiples as set forth above. Tax gross-ups are not provided for payments made in connection with severance benefits.
The Company shall not pay severance pursuant to this Executive Severance Policy to the individuals with the career levels listed above in the event of:

(i)	a change of control of the Company, or

(ii)	for Cause (as defined below).
In the event of a change in control of the Company, the individuals with the career levels listed above may be eligible for severance under a Change of Control Agreement entered into between such individual and the Company, as applicable.
For purposes of this Executive Severance Policy, “Cause” shall mean (i) the individual’s willful failure to substantially perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) the individual’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by the individuals of any proprietary information or trade secrets of the Company or any other party to whom the individual owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) the individual’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether the individual is being terminated for Cause will be made in good faith by the Company and will be final and binding on the individual.